Exhibit 21.1

Subsidiaries of the Company

Entity	Jurisdiction of Organization
Geokinetics Holdings USA, Inc.	Delaware, USA
Geokinetics Acquisition Company	Delaware, USA
Geokinetics USA, Inc.	Texas, USA
Geokinetics International Holdings, Inc.	Delaware, USA
Geokinetics Exploration, Inc.	Alberta, Canada
Geokinetics Services Corp.	Texas, USA
Geokinetics Global Services, Inc.	Cayman Islands
Geokinetics Processing, Inc.	Texas, USA
Geokinetics Processing UK LTD	United Kingdom
Advanced Seismic Technology, Inc.	Texas, USA
Geokinetics Geophysical do Brasil Ltda.	Brazil
Geokinetics International, Inc.	Texas, USA
Geokinetics Singapore PTE. Ltd.	Singapore
Geokinetics Saudi Arabia L.L.C.	Saudi Arabia
Geokinetics (Australasia) Pty. Ltd.	Australia
Geokinetics Geophysical Malaysia Sdn. Bhd.	Malaysia
Geofisica Geokinetics Bolivia, SRL	Bolivia
Geokinetics International Services, Inc.	Cayman Islands
Geokinetics Exploration Peru SAC	Peru
Geokinetics FZE	Dubai, UAE
Geokinetics Egypt LLC	Egypt
Geokinetics Management, Inc.	Texas, USA
Geokinetics Enterprises, Inc.	Cayman Islands
P.T. Geokinetics Indonesia	Indonesia
Geokinetics de Mexico S.A. de C.V. (formerly PGS Mexicana S.A. de C.V.)	Mexico
Geokinetics Administracion de Servicios S.A. de C.V. (formerly PGS Administracion de Servicios S.A. de C.V.)	Mexico
Geokinetics Onshore Services S.A.C (formerly PGS Onshore Services SAC)	Peru
Geokinetics Onshore Peru S.A.C. (formerly PGS Onshore Peru SAC)	Peru
Andina de Geofisica SAC	Peru
Geokinetics Exploration Morocco SARL (formerly PGS Exploration Morocco SARL)	Morocco
Geokinetics (Malta) Holdings Limited (formerly PGS (Malta) Holdings Ltd.)	Malta
Geokinetics Malta Ltd. (formerly PGS Malta Ltd.)	Malta
Geokinetics Singapore Operations PTE Ltd.	Singapore
Foresight Australia PTY Ltd.	Australia